Exhibit 99.1

ZAP Expects to Move to OTCBB

SANTA ROSA, CA (November 6, 2006) -- Electric car pioneer ZAP [NYSE Arca:ZP], a leader in advanced transportation and energy technologies, announced today that it expects to move to the OTC Bulletin Board (OTCBB) (http://www.otcbb.com) after the NYSE Arca Exchange on October 31 decided to discontinue ZAP's listing.

ZAP CEO Steve Schneider regrets the decision by the NYSE staff, but added that the expense of maintaining the Company’s common stock listing with NYSE Arca is significant. The time management and personnel the Company is dedicating to continued compliance with NYSE Arca requirements could, instead, be dedicated to developing the business and pursuing strategic opportunities.

"We believe that a listing on OTCBB would result in material savings to the company and allow our team to focus on the exciting opportunities that are coming our way," said ZAP CEO Steve Schneider.

Schneider noted that ZAP has projected record sales so far in 2006. Sales for the XEBRA are continuing to grow at an accelerating rate. ZAP is holding a second dealer sales and service training given the level of interest shown for its electric cars. ZAP will be debuting its production and consumer-ready electric vehicles at the San Francisco International Auto Show November 18-26.

About ZAP

ZAP has been a leader in advanced transportation technologies since 1994, delivering over 90,000 vehicles to consumers in more than 75 countries. ZAP is at the forefront of fuel-efficient transportation with new technologies including energy efficient gas systems, hydrogen, electric, fuel cell, alcohol, hybrid and other innovative power systems. For more information, visit http://www.zapworld.com.

Forward-Looking Statements

Statements in this press release that relate to future plans or projected results of ZAP are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended by the Private Securities Litigation Reform Act of 1995 (the "PSLRA"), and Section 21E of the Securities Exchange Act of 1934, as amended by the PSLRA, and all such statements fall under the "safe harbor" provisions of the PSLRA. ZAP's actual results may vary materially from those described in any "forward-looking statement" due to, among other possible reasons, the continued acceptance of ZAP's products, increased levels of competition, new products and technological changes, ZAP's dependence on third-party suppliers, intellectual property rights, and the realization of any of the other risks described in ZAP's Annual Report on Form 10-KSB, or in any of ZAP's other filings with the Securities and Exchange Commission. Readers of this press release are cautioned not to put undue reliance on forward-looking statements.

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ZAP Contacts:

Alex Campbell, Media Relations, 707-525-8658 x 241, acampbell@zapworld.com

Steven Kim, Investor Relations, 707-525-8658 x 298, investor@zapworld.com